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                                 EXHIBIT 99.1

                                                                   PRESS RELEASE

[ASCEND LOGO]                                                     [NETSTAR LOGO]

Contact:  Ascend Communications, Inc.              NetStar, Inc.
          Bob Dahl                                 Douglas Pihl
          Chief Financial Officer                  President and CEO
          510-769-6001 x: 2309                     612-996-6934

          Paula Cook                               Duane S. Carlson
          Director, Investor Relations             CFO and Executive VP
          510-769-6001 x: 2345                     612-996-6935

ASCEND COMMUNICATIONS, INC. TO ACQUIRE NETSTAR, INC.

ALAMEDA, CA -- May 31, 1996 -- Ascend Communications, Inc. (NASDAQ: ASND) and NetStar, Inc. (NASDAQ: NTSR) today announced an agreement under which Ascend will acquire NetStar in a transaction to be accounted for as a pooling of interests. NetStar, based in Eden Prairie, Minnesota, is a developer of high performance, high speed Internet Protocol (IP) network routers capable of routing over 2.5 million packets per second over a 16 gigabit non-blocking cross-bar switch which connects any combination of high speed data interfaces, including ATM (OC-3, OC-12), FDDI, Frame Relay, HIPPI or Fast Ethernet.

NetStar's technology, which combines the performance and scalability of switching with the intelligence and manageability of IP routing, integrated with Ascend's wide area networking and bandwidth on demand technologies will provide the next generation of IP switching products, which will be capable of switching IP traffic over any available medium.

Integration of the technologies from Ascend and NetStar will provide the industry's only single-platform IP switching product suitable for medium-to-large sized ISPs or carrier POPs, as well as the backbone of the Internet.

Today, the Internet backbone and carriers' data networks are designed using conventional routers, which are limited in performance to approximately 500,000 packets per second. As the number of dial-up users increases and corporations increasingly use T1 or T3 lines to access the Internet and on-line services, routers are becoming the bottleneck in the networks, causing delays and blackouts. IP switches, which will be able to route over 2.5 million packets per second, can be used to improve the performance of the networks, reducing delays and preventing blackouts.

Commenting on the acquisition, Mory Ejabat, president and chief executive officer of Ascend, said, "We are very pleased that NetStar has decided to join forces with us. We believe the combination of their IP switching product and Ascend's MAX family of access switches and Pipeline access routers will provide a complete networking solution for ISPs, on-line service providers and carriers. The NetStar product and technology is a natural fit for Ascend's marketing and sales channels. This acquisition will enhance Ascend's leadership in the Internet, on-line service and carrier infrastructure."

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Also commenting on the acquisition, Douglas Pihl, president and chief executive officer of NetStar, said "Ascend is the ideal partner for NetStar, with a very complementary product line and strong distribution for our high capacity routing products. We are very pleased to be joining the Ascend team."

The operations of NetStar will remain in Eden Prairie, Minnesota, operating as the Ascend High Speed Networking Business Unit. Douglas Pihl, president and chief executive officer of NetStar, will join Ascend as vice president and general manager of the new business unit.

Under the terms of the agreement, NetStar stockholders will receive .35398 shares of Ascend common stock for each share of NetStar. Outstanding options and warrants to purchase NetStar common stock will be converted to Ascend options and warrants, respectively. The transaction will be accounted for as a pooling of interests and is intended to qualify as a tax-free reorganization.

The closing price of Ascend on May 30, 1996 was $66.125 per share, giving the transaction an approximate value of $300 million. The transaction is expected to be completed by the end of August 1996 and is subject to NetStar shareholder approval, the receipt of various governmental approvals and other customary closing conditions. The transaction is expected to be slightly dilutive for Ascend in 1996 and is expected to be accretive in 1997.

This press release contains forward-looking statements that involve risks and uncertainties. Actual results, including the level of earnings of both Ascend Communications, Inc. and NetStar, Inc., may differ from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, risks associated with acquisitions, such as difficulties in the assimilation of operations, technologies and products of the acquired companies, diversion of management's attention from other business concerns and risks of entering new markets.

Ascend Communications, Inc. is a leading, worldwide provider of remote networking solutions for corporate central sites, ISP POPs, remote offices, mobile workers and telecommuters. Ascend develops, manufactures, markets, sells and supports products which utilize bandwidth on demand to extend existing corporate networks for applications such as remote LAN access, Internet access, telecommuting, SOHO connectivity and videoconferencing/multimedia access.

NetStar, Inc. creates and markets advanced technology products that satisfy customers' highest capacity internetworking requirements. Its internetworking products combine high-speed switching, Internet standard communications and router protocols.

Ascend Communications, Inc. and NetStar, Inc. will be holding a conference call to discuss this acquisition. The conference call will be held at 6:00am PDT (9:00am EDT) on Friday, May 31, 1996. To participate, call 1-800-611-1148 (612-288-0337 International), and ask for the Ascend Communications/NetStar Conference Call. A playback of this conference call will also be available beginning at 9:30am PDT. To listen to the playback, call 1-800-475-6701 (612-365-3844 International) and enter the reservation number 307119.